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                                                                    EXHIBIT 21.1

Dynacs Properties, Inc., a Florida corporation.

Dynacs Digital Services, Inc., a California corporation.

Dynacs Technical Services, Inc., a Florida corporation.

Cerulean FXs, Inc., a Florida corporation.

Dynacs Digital Studios Pvt Ltd., a company organized under the laws of India.

Dynacs Engineering (India) Pvt. Ltd., a company organized under the laws of India.

PT Dynacs Digital Studios, a limited liability company organized under the laws of Indonesia.

Dynacs Digital Studios PTE LTD, a company organized under the laws of Singapore.